UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, April 21, 2008, at 5:00 p.m., local time, at 777 North Broadway, Los Angeles, California 90012.

At the meeting, you will be asked to elect three Class III directors to serve until 2011 and to consider and vote upon a stockholder proposal, if properly presented.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael M.Y. Chang

Secretary

March 21, 2008

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on April 21, 2008

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, April 21, 2008, at 5:00 p.m., local time, at our offices located at 777 North Broadway, Los Angeles, California 90012, for the following purposes:

1.	To elect three Class III directors to serve until the 2011 annual meeting of stockholders and their successors have been elected and qualified;

2.	To consider and vote upon a stockholder proposal, if properly presented, requesting that the Board of Directors take action to eliminate classification of terms of the Board of Directors; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed March 3, 2008, as the record date for the meeting. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please vote, sign, and date the enclosed proxy card and return it in the accompanying envelope. If you mail the envelope in the United States, it does not require postage. It is important that you return the proxy card promptly even if you plan to attend the meeting.

We invite you to attend the meeting in person. If you attend, you may choose to revoke your proxy and vote in person at the meeting. If you do so, your proxy card will be disregarded.

By Order of the Board of Directors

Michael M.Y. Chang

Secretary

March 21, 2008

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

April 21, 2008

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of Bancorp’s common stock to solicit proxies, including the proxy granted by the enclosed proxy card, for use at the 2008 annual meeting of stockholders of Bancorp and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware Corporation.

At the meeting, our stockholders will be asked to:

1.	Elect three Class III directors to serve until the 2011 annual meeting of stockholders and their successors have been elected and qualified;

2.	Consider and vote upon a stockholder proposal, if properly presented, requesting that the Board take action to eliminate classification of terms of the Board; and

3.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

Please vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope. If you properly complete the proxy card and Bancorp receives it before the voting, the proxy holders named in the proxy card will vote your shares of common stock as you direct on the proxy card. If you return the proxy card without voting instructions regarding the elections of directors, the proxy holders will vote your shares in favor of the election of Patrick S.D. Lee, Ting Y. Liu, and Nelson Chung as directors. If you return the proxy card without voting instructions regarding the stockholder proposal, your shares will be treated as abstentions. Under Delaware law, the inspector of elections for the meeting may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the record holder to cast or more votes than the stockholder holds of record.

The Board knows of no other proposal to be presented for consideration at the meeting. The proxy holders named in the enclosed proxy card reserve the right to vote your shares in accordance with their best judgment on any proposal that does properly come before the meeting or to vote your shares for other persons if any nominee for director becomes unavailable to serve.

You may revoke your proxy at any time before it is exercised by filing a written notice of revocation with Bancorp’s Secretary or delivering to Bancorp’s Secretary a later signed and dated proxy card. You may also revoke your proxy if you are present at the meeting and vote in person. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about March 21, 2008.

QUORUM AND VOTING

The Board has fixed March 3, 2008, as the record date for the meeting. Only holders of record of Bancorp’s common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, 49,381,911 shares of Bancorp’s common stock were outstanding. Each stockholder of record is entitled to one vote for each share of common stock registered in the stockholder’s name. Cumulative voting is not available for the election of directors or otherwise.

It is important that stockholders be represented in person or by proxy at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. If the shares represented at the meeting are not sufficient to constitute a quorum, we may adjourn or postpone the meeting to permit further solicitation of proxies.

Abstentions and broker non-votes are counted for purposes of establishing a quorum but have no effect in determining whether a nominee or nominees have been elected. The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on the matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owners.

Nominees receiving a plurality of the votes cast at the meeting will be elected directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares of Bancorp’s common stock present in person or represented by proxy and entitled to vote at the meeting. If stockholders return a proxy solicited by the Board, the shares represented by the proxy will be voted on the stockholder proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares are to be voted, the shares will be treated as abstentions. Abstentions will be considered as entitled to vote and therefore will have the same effect as a vote against the stockholder proposal. Broker non-votes will not be considered as entitled to vote on the proposal. Brokers are prohibited from voting on the proposal without receiving instructions from holders in street name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entity listed below is the only beneficial owner of more than five percent of our common stock as of December 31, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR LLC 82 Devonshire Street, Boston, MA 02109	4,558,212	2/	9.23%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 49,381,886 shares of Bancorp common stock outstanding as of February 4, 2008.
2/

The number of shares in this table and the information in this footnote are derived from the Amendment to Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC. According to this filing, FMR LLC calculated its beneficial ownership interest to be 9.150% of the outstanding common stock of Bancorp at December 31, 2007. FMR LLC has sole power of disposition with respect to all of the above shares and sole voting power with respect to 187,300 of the above shares.

As of February 4, 2008, our directors and executive officers as a group beneficially owned approximately 6,747,268 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in the section of this proxy statement titled “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of February 4, 2008, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,641,601 shares of Bancorp common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT Committee has the sole power to vote and dispose of all unallocated shares of our common stock beneficially owned by the ESOPT. As of February 4, 2008, there were approximately 6,900 unallocated shares. Dunson K. Cheng, Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang are members of the ESOPT Committee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation, the Board may consist of between 3 and 25 directors. The Board currently consists of eleven directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp. The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class III directors will expire at the 2008 annual meeting of stockholders and, if elected at the 2008 annual meeting, the new term will expire at the 2011 annual meeting. The current term of the Class I directors will expire at the 2009 annual meeting of stockholders. The current term of the Class II directors will expire at the 2010 annual meeting of stockholders.

Stockholders are being asked to elect three Class III directors. The Class III directors will hold office until the 2011 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination Committee, has nominated Patrick S.D. Lee, Ting Y. Liu, and Nelson Chung to serve as Class III directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below. If any nominee named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace that nominee or to fill that vacancy on the Board. However, as of the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

The Board recommends a vote FOR the election of Patrick S.D. Lee, Ting Y. Liu, and Nelson Chung as Class III directors.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The periods each nominee and director has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of February 4, 2008, by each nominee and director, by each executive officer named in the “Summary Compensation Table” in the section titled “Remuneration of Executive Officers” below (“Named Executive Officers”), and all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him.

Name	Age	Director of Bancorp Since	Common Stock Beneficially Owned as of February 4, 2008		Percentage Ownership as of February 4, 2008 1/
Nominees for Election at the Meeting for the Term Ending in 2011 (Class III):
Patrick S.D. Lee	73	1990	266,282	2/	*/
Ting Y. Liu	71	2003	409,288	3/	*/
Nelson Chung	55	2005	1,400	4/	*/

Directors Currently Serving for the Term Ending in 2009 (Class I):
Michael M.Y. Chang	70	1990	603,566	5/	1.22%
Anthony M. Tang	54	1990	999,545	6/	2.01%
Thomas G. Tartaglia	84	1990	96,859	7/	*/
Peter Wu **/	59	2003	1,392,843	8/	2.79%

Directors Currently Serving for the Term Ending in 2010 (Class II):
Kelly L. Chan	61	1990	428,048	9/	*/
Dunson K. Cheng	63	1990	1,897,077	10/	3.75%
Thomas C.T. Chiu **/	60	2003	249,417	11/	*/
Joseph C.H. Poon	61	1990	77,440	12/	*/

Other Named Executive Officers:
Heng W. Chen	55	—	81,852	13/	*/
Irwin Wong	59	—	223,415	14/	*/

All nominees, directors, and executive officers as a group (15 persons)			6,747,268	15/	13.04	% 16/

*/	Percentage of shares beneficially owned does not exceed one percent of the outstanding shares of Bancorp’s common stock.
**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.
1/

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 49,381,886 shares of common stock outstanding as of February 4, 2008, plus the number of shares of common stock that such person or group had the right to acquire within 60 days of February 4, 2008.

2/	Consists of 244,182 shares held by Mr. Lee as trustee of the Lee Trust and 22,100 shares issuable under options exercisable within 60 days of February 4, 2008.
3/

Includes 379,664 shares held by the Liu Family Inter Vivos Trust and 23,980 shares issuable under options exercisable within 60 days of February 4, 2008. Of the shares beneficially owned by Mr. Liu, 80,000 shares are subject to pledge in a margin account at a securities brokerage.

4/	Consists of 1,400 shares issuable under options exercisable within 60 days of February 4, 2008.
5/

Includes approximately 101,468 shares held jointly by Mr. Chang and his spouse, 132,944 shares held by Mr. Chang as custodian for his children, 136,000 shares held by Mr. Chang’s spouse as custodian for their children, 208,812 shares held by the Michael and Judy Chang Family Trust, and 16,100 shares issuable under options exercisable within 60 days of February 4, 2008.

6/

Includes 80,322 shares held by Mr. Tang as custodian for his children, approximately 252,184 shares held by Mr. Tang’s spouse, approximately 84,615 shares held by the ESOPT which have been allocated to Mr. Tang’s account, approximately 224,940 shares issuable under options exercisable within 60 days of February 4, 2008, and 6,900 unallocated shares held by the ESOPT.

7/

Consists of approximately 66,931 shares held by the Thomas G. Tartaglia Trust, approximately 12,188 shares held by the ESOPT which have been allocated to Mr. Tartaglia’s account, and 17,740 shares issuable under options exercisable within 60 days of February 4, 2008.

8/	Includes 772,967 shares held by the Wu Trust, 558,844 shares issuable under options exercisable within 60 days of February 4, 2008, and 6,900 unallocated shares held by the ESOPT.
9/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,184 shares held by Mr. Chan as custodian for his children, 27,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, 22,100 shares issuable under options exercisable within 60 days of February 4, 2008, and 6,900 unallocated shares held by the ESOPT. Of the shares beneficially owned by Mr. Chan, 2,000 shares are subject to pledge in a margin account in his spouse’s name at a securities brokerage.

10/

Includes 239,308 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 97,439 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 20,000 restricted shares, 1,140,155 shares issuable under options exercisable within 60 days of February 4, 2008, and 6,900 unallocated shares held by the ESOPT.

11/	Consists of 165,705 shares held by Chiu Family Trust, 59,732 shares held by Dr. Chiu’s Pension Plan, and 23,980 shares issuable under options exercisable within 60 days of February 4, 2008.
12/	Consists of 46,440 shares held by the Poon Family Trust, 24,100 shares issuable under options exercisable within 60 days of February 4, 2008, and 6,900 unallocated shares held by the ESOPT.
13/	Includes 52,008 shares issuable under options exercisable within 60 days of February 4, 2008. All of the shares owned by Mr. Chen are subject to pledge in a margin account at a securities brokerage.
14/

Includes approximately 4,678 shares held jointly by Mr. Wong and his spouse, approximately 15,941 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 197,556 shares issuable under options exercisable within 60 days of February 4, 2008.

15/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of two additional executive officers is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 2,372,839 shares issuable under options exercisable within 60 days of February 4, 2008, 210,183 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and 6,900 shares held as unallocated shares by the ESOPT.

16/

The ownership percentage is determined by dividing the number of shares by 51,754,725, which consists of 49,381,886 shares of Bancorp common stock outstanding as of February 4, 2008, and 2,372,839 shares of Bancorp common stock issuable under options exercisable within 60 days of February 4, 2008.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of February 4, 2008, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended, by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income.

The information below sets forth the number of Series A Shares beneficially owned as of February 4, 2008, by each of the current directors, the nominees recommended by the Board for election as directors, each of the Named Executive Officers, and all current directors, nominees, and Named Executive Officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned		Series A Percent of Class 1/
Michael M.Y. Chang	2,500	2/	0.57%
Heng W. Chen	250		0.06%
Dunson K. Cheng	5,000	3/	1.15%
Thomas G. Tartaglia	1,000	4/	0.23%

All directors, nominees, and Named Executive Officers as a group (4 persons)	8,750		2.01%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 435,460, which is the number of Series A Shares issued and outstanding as of February 4, 2008.
2/	The shares are jointly owned by Mr. Chang and his spouse.
3/	Includes 2,500 shares held by Mr. Cheng’s spouse.
4/	The shares are held by the Thomas G. Tartaglia Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights, or other rights and privileges of the Series B Shares. As of February 4, 2008, the directors, nominees, and Named Executive Officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than one percent of the entire class of Series B Shares.

GB Capital Trust II, a subsidiary of Cathay Bank as a result of Bancorp’s merger with GBC Bancorp, issued Series A Preferred Trust Units (the “Class A Preferred Units”) to General Bank and its employees. Class A Preferred Units pay a non-cumulative annual cash dividend of $50 per share and have a liquidation preference of $500 per share. As of February 4, 2008, the only director, nominee, or Named Executive Officer beneficially owning Class A Preferred Units is Peter Wu, who holds one share, which individually is less than one percent of the entire class of Class A Preferred Units.

Nominees, Continuing Directors, and Named Executive Officers

The principal occupations for at least the past five years of each nominee, continuing director, and Named Executive Officer are as follows:

Nominees (Class III)

Patrick S.D. Lee, Director of Bancorp since 1990. Director of Cathay Bank since 1983. Director of Cathay Investment Company from 1984 to 2007. Trustee of Cathay Real Estate Investment Trust since February 2003. Director of Cathay Bank Foundation since May 2004. Retired real estate developer and property manager.

Ting Y. Liu, Director of Bancorp and Cathay Bank since October 2003. Chairman of HITO Corporation from 1987 to January 2005. Director of GBC Bancorp and General Bank from 1981 to 2003. Retired investor.

Nelson Chung, Director of Bancorp and Cathay Bank since 2005. President of Pacific Communities Builder, Inc. (real estate development) since 1991.

Continuing Directors (Class I)

Michael M.Y. Chang, Director of Bancorp since 1990. Secretary of Bancorp and Cathay Bank since November 2001. Director of Cathay Bank since 1983. Retired attorney at law.

Anthony M. Tang, Director of Bancorp since 1990. Executive Vice President of Bancorp since 1994. Chief Financial Officer and Treasurer of Bancorp from 1990 to June 2003. Chief Lending Officer of Cathay Bank since 1985. Director of Cathay Bank since 1986. Senior Executive Vice President of Cathay Bank since December 1998. Trustee and Vice President of Cathay Real Estate Investment Trust since February 2003.

Thomas G. Tartaglia, Director of Bancorp since 1990. Director of Cathay Bank since 1986. Formerly Executive Vice President of Cathay Bank from 1984 until 1990. Retired banker.

Peter Wu, Director, Executive Vice Chairman, and Chief Operating Officer of Bancorp and Cathay Bank since October 2003. Director of GBC Bancorp and General Bank from 1981 to October 2003. Chairman of the Board of GBC Bancorp and General Bank from January 2003 to October 2003. President and Chief Executive Officer of GBC Bancorp and General Bank from January 2001 to October 2003. Chairman of the Board of GBC Venture Capital, Inc. since 1997. President and Chief Executive Officer of GBC Venture Capital, Inc. since October 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since March 2005.

Continuing Directors (Class II)

Kelly L. Chan, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Owner of an interest in and Vice President of Phoenix Bakery, Inc. (a retail bakery in Los Angeles, California) since 1984. Certified Public Accountant.

Dunson K. Cheng, Director of Bancorp since 1990. Chairman of the Board of Directors of Bancorp, Cathay Bank, and Cathay Investment Company since 1994. President (chief executive officer) of Bancorp since 1990. President of Cathay Bank since 1985 and Director of Cathay Bank since 1982. President of Cathay Investment Company from 1999 to 2007. Chief Executive Officer of Cathay Investment Company since 1995 and Director of Cathay Investment Company since 1984. Trustee and President of Cathay Real Estate Investment Trust since February 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation from 2002 to March 2005. Director of DiCon Fiberoptics, Inc. since 2002.

Thomas C.T. Chiu, Director of Bancorp and Cathay Bank since October 2003. Director of GBC Bancorp and General Bank from 1983 to October 2003. Medical Doctor.

Joseph C.H. Poon, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Director of Cathay Investment Company from 1984 to 2007. President of Edward Properties (real estate development) since 1981.

Other Named Executive Officers

Heng W. Chen, Executive Vice President of Bancorp and Cathay Bank since June 2003. Chief Financial Officer and Treasurer of Bancorp since June 2003. Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since December 2003. Chief Financial Officer of Cathay Bank since January 2004. Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since October 2003. Assistant Chief Financial Officer and Assistant Treasurer of City National Corporation from 1998 to June 2003. Executive Vice President of Finance of City National Bank from March 2000 to June 2003.

Irwin Wong, Executive Vice President of Branch Administration for Cathay Bank since 1999. Treasurer of Cathay Real Estate Investment Trust from February 2003 to December 2003. Director and Vice President of Cathay Bank Foundation since 2002. Chief Financial Officer/Treasurer of Cathay Bank Foundation since May 2004.

THE BOARD OF DIRECTORS

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2007, the Board held 13 meetings and each director attended more than 75% of these meetings. The Board has seven standing committees: the Executive Committee, the Executive Compensation Committee, the ESOPT Committee, the Equity Incentive Plan Committee, the Audit Committee, the Nomination Committee, and the Investment Committee. It is our policy to invite and encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors attended the 2007 annual meeting, except for Mr. Chung.

Director Independence

We have adopted standards for director independence pursuant to Nasdaq listing standards. The Board considered relationships, transactions and/or arrangements with each of its directors, including those disclosed below under the section “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following six of its current eleven members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules: Kelly L. Chan, Nelson Chung, Patrick S.D. Lee, Ting Y. Liu, Joseph C.H. Poon, and Thomas G. Tartaglia.

In addition, the Board has also determined that:

•	all directors who serve on the Executive Compensation, Audit, and Nomination Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive any compensation from Bancorp other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. In 2007, the independent directors met two times in executive session.

Executive Committee

During 2007, the Executive Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Anthony M. Tang, and Thomas G. Tartaglia. This committee exercises all powers of the Board in the intervals between Board meetings, except for those powers that the Board has delegated to other committees or that are reserved for the full Board by statute, regulations, Nasdaq listing standards, charter, or bylaws. The Executive Committee met 12 times during 2007, and each committee member attended all meetings of this committee, except for Mr. Wu, who was absent from one meeting.

Executive Compensation Committee

During 2007, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Joseph C.H. Poon (member since November 15, 2007), each of whom is an independent director under Nasdaq listing standards. The Executive Compensation Committee establishes general policies on executive compensation as well as base salary, bonus, equity compensation, and discretionary benefits for the Chief Executive Officer and Chief Financial Officer, as well as for all of our other executive officers. The Board has adopted a written charter for the Executive Compensation Committee, which is available on our website at www.cathaybank.com. The Executive Compensation Committee met eight times during 2007, and each committee member attended all meetings of this committee, except for Mr. Chan, who was absent from one meeting.

ESOPT Committee

During 2007, the ESOPT Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang. This committee administers the ESOPT according to plan provisions and applicable governmental regulations. It is responsible for, among other things, the investment and management of the ESOPT’s assets. The ESOPT Committee met one time during 2007, and all committee members attended.

Equity Incentive Plan Committee

During 2007, the Equity Incentive Plan Committee consisted of Joseph C.H. Poon (Chairman), Thomas C.T. Chiu, Michael M.Y. Chang, and Nelson Chung. This committee selects participants receiving awards under Bancorp’s 2005 Incentive Plan. It has broad discretion to determine the amount and types of awards, and the terms and conditions of individual awards, except for awards to our executive officers, which are made by the Executive Compensation Committee. The Equity Incentive Plan Committee met one time during 2007, and all committee members attended.

Audit Committee

During 2007, the Audit Committee consisted of Kelly L. Chan (Chairman), Ting Y. Liu, and Thomas G. Tartaglia. This committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit Committee met 16 times during 2007. Each committee member attended all of the meetings of this committee, except for Mr. Chan, who was absent from one meeting.

The Board has adopted a written charter for the Audit Committee, which was revised and restated in March 2008, and which is available on our website at www.cathaybank.com. As provided by the charter, the Audit Committee shall be composed of three or more directors, and its members must meet the requirements of the Nasdaq listing standards, the regulations of the SEC, and the Federal Deposit Insurance Corporation.

The Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority.

The Board conducted a review regarding whether each member of the Audit Committee qualifies as independent and determined that, during 2007, Mr. Chan, Mr. Liu, and Mr. Tartaglia were each “independent” as defined in the Nasdaq listing standards. The Board also conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that Kelly L. Chan, its Chairman, qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K of the Exchange Act.

Nomination Committee

During 2007, the Nomination Committee consisted of Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. Nominees for this 2008 annual meeting of stockholders were recommended by the Nomination Committee and unanimously approved by all of Bancorp’s independent directors. The Nomination Committee met one time during 2007 and all committee members attended.

The policy of the Nomination Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Michael M.Y. Chang, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under the section titled “Stockholder Proposals for 2009 Annual Meeting of Stockholders” below.

The Board and Nomination Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to fill a new position or vacancy. At the request of the Board, the Nomination Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm. The process begins with the Nomination Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step in the process is for the candidate to meet with all members of the Board. Following these meetings, and using the input from such interviews and the information obtained by the Nomination Committee, the Nomination Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. The Nomination Committee has a written charter which is available on our website at www.cathaybank.com.

Investment Committee

During 2007, the Investment Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Joseph C.H. Poon, Kelly L. Chan, and Thomas C.T. Chiu. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met three times during 2007. Each committee member attended all of the meetings of this committee, except for Mr. Wu, who was absent from two meetings.

Compensation of Directors

Director Compensation

The following table sets forth a summary of the compensation paid to all directors who are not also a Named Executive Officer for 2007.

Name	Fees earned or paid in cash ($)		Stock awards ($)	Options awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) 2/	Total ($)
Kelly L. Chan	46,650		—	36,962	—	—	9,000	92,612
Michael M.Y. Chang	79,550	3/	—	36,962	—	—	10,200	126,712
Thomas C.T. Chiu	28,500		—	18,983	—	—	9,000	56,483
Nelson Chung	20,850		—	9,360	—	—	9,000	39,210
Patrick S.D. Lee	74,650		—	36,962	—	—	9,000	120,612
Ting Y. Liu	43,650		—	18,983	—	—	9,000	71,633
Joseph C.H. Poon	40,900		—	36,962	—	—	9,000	86,862
Thomas G. Tartaglia	46,050		—	36,962	—	—	9,000	92,012

1/

The amounts shown are not cash compensation received and may not correspond to the actual value to be realized by the director. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123R for stock option awards granted in 2006 and prior years but disregarding the estimate of forfeitures related to service-based vesting conditions. No stock option awards were granted in 2007. The Black-Scholes option pricing model was used to estimate the value of these option awards. Assumptions made in the valuation are discussed in Note 1 and Note 19 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. The aggregate number of options outstanding as of December 31, 2007, for each named director is as follows: Mr. Chan —27,800, Mr. Chang—21,800, Mr. Chiu—27,480, Mr. Chung—3,500, Mr. Lee—27,800, Mr. Liu—27,480, Mr. Poon—29,800, and Mr. Tartaglia—23,440.

2/

Consists of a cash bonus for 2007 in the amount of $9,000 paid to each named director in January 2008, except for Mr. Chang, who received $10,200 because of his additional services as Secretary of Bancorp and Cathay Bank. Mr. Chang also received group life insurance, health insurance, and long-term disability insurance premiums which are excluded from the amount because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

3/	Includes monthly fees for Mr. Chang’s services as Secretary of Bancorp and Cathay Bank.

The current directors of Bancorp are also the current directors of Cathay Bank. The current policy for compensation of directors provides that Bancorp or Cathay Bank, as applicable, pays each director who is not also a full-time officer of Bancorp or Cathay Bank a fee of $1,500 for each Bancorp or Cathay Bank Board meeting attended and $1,000 for each Bancorp or Cathay Bank meeting not attended. Bancorp and Cathay Bank Board meetings that are held on the same day count only as one meeting. Also, Bancorp pays each Bancorp director who is not also a full-time officer of Bancorp or Cathay Bank a fee of $450 for each Bancorp committee meeting attended by the director. Further, Cathay Bank pays each Cathay Bank director who is not also a full-time employee of Cathay Bank or Bancorp a fee of $500 for each Cathay Bank Board loan committee meeting attended by the director and $450 for attending each meeting of any other committees of Cathay Bank. In addition to regular fees payable for attending committee meetings, the chairmen of these Bancorp or Cathay

Bank Board committees receive the following monthly retainers: Audit Committee ($500), Equity Incentive Plan Committee ($300), Building Committee ($300), Bank Secrecy Act Committee ($300), and Executive Compensation Committee ($250). Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the Boards of Directors and Board committees and in traveling on company business. Bancorp pays Mr. Chang at the current rate of approximately $2,333 per month for his services as Secretary of Bancorp and Cathay Bank.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management and Bancorp’s independent auditors Bancorp’s audited consolidated financial statements for the year ended December 31, 2007;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Bancorp’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with such independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee:

Kelly L. Chan (Chairman)

Ting Y. Liu

Thomas G. Tartaglia

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG LLP, independent registered public accounting firm, audited Bancorp’s financial statements for the fiscal year ended December 31, 2007. The following table presents fees billed or to be billed for professional audit services rendered by KPMG LLP for the audits of Bancorp’s annual financial statements for 2007 and 2006 and for other services rendered by KPMG LLP.

	2007		2006
Audit fees	$944,500	1/	$910,534	2/
Audit related fees	0		59,500	3/
Tax fees	0		0
Other	38,532	4/	155,678	5/

Total fees	$983,032		$1,125,712

1/

Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2007, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2007 filed with the SEC during 2007, and (iii) the auditor’s attestation report on the effectiveness of Bancorp’s internal control over financial reporting.

2/

Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2006, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2006 filed with the SEC during 2006, (iii) the auditor’s attestation report on management’s assessment of internal control over financial reporting, and (iv) required review of its registration statements filed with the SEC during 2006.

3/

Fees for professional services provided in connection with the registration statement on Form S-3 in conjunction with the registration of shares of common stock issued to electing shareholders of Great Eastern Bank, registration statement on Form S-4 in conjunction with the registration of shares of common stock issued to electing shareholders of New Asia Bancorp, and professional services provided in connection with the application to the Hong Kong Monetary Authority for establishing a Hong Kong Branch of Cathay Bank. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

4/

Other fees consist of professional services provided in connection with the application to the Hong Kong Monetary Authority for establishing a Hong Kong Branch of Cathay Bank. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

5/

Financial and tax due diligence related to Cathay Bank’s proposed investment in a bank located in China. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information relevant to understanding the compensation of our Named Executive Officers. It contains some statements regarding thresholds, targets, and goals for future individual and company performance. These are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of Bancorp’s financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Policy and Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals.

We seek to implement this policy through our executive compensation program. We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals. Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and stock-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components all of which are intended to work together to help fulfill the objectives of our compensation policy, which are:

•	to attract, motivate, and retain capable executive management and other key personnel;

•	to optimize the individual performance of our executive officers and our financial and operating performance; and

•	to align the interests of executive officers with those of our stockholders.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

Role of Board and Executive Officers in Compensation Decisions

The Executive Compensation Committee of the Board has responsibility for establishing, interpreting, and applying our executive compensation policy and for administering our executive compensation program. It sets the base salary, bonus, equity compensation, and discretionary benefits for the Named Executive Officers, which include our Chief Executive Officer and Chief Financial Officer, as well as for all of our other executive officers. The Executive Compensation Committee is comprised of at least two members of the Board. Each member of the Executive Compensation Committee is required to be (1) “independent” as defined under applicable Nasdaq listing standards (except as otherwise permitted under these standards), (2) a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, and (3) an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986.

The Chief Executive Officer and the Executive Compensation Committee annually review the performance of each Named Executive Officer (other than the Chief Executive Officer, who is reviewed by the Executive Compensation Committee) and all other executive officers. The conclusions reached and recommendations based on these reviews, which include salary adjustments and annual award amounts, are then taken into account by the Executive Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers. The Executive Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executive officers.

The Executive Compensation Committee has the authority to retain its own independent advisors to assist in its responsibilities. For 2006, the Executive Compensation Committee retained Mercer Human Resource Consulting (“Mercer”) to provide (i) survey data on compensation paid to chief executive officers and chief operating officers at similarly sized financial services companies and (ii) information disclosed in proxy filings by certain other bank holding companies. The scope of Mercer’s engagement was limited to the gathering and reporting of survey data. No additional instructions were given to Mercer. For 2007, the Executive Compensation Committee did not retain the services of any independent advisors.

2007 Executive Compensation Components

For 2007, the executive compensation program for the Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer, consisted of the following components:

•	base salary,

•	annual cash bonus,

•	equity compensation in the form of stock options or restricted stock,

•	retirement benefits provided under (i) an employee stock ownership plan for Named Executive Officers who met their eligibility requirements prior to January 2003 and (ii) a 401(k) plan,

•	life insurance and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees, and

•	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation policy. We do not follow rigid formulas for allocating compensation among these various components. Instead, we utilize our judgment guided by the general principles of our executive compensation policy as well as consideration of our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. We believe this flexible approach optimizes our ability to deal with the changing business environment.

Although the Executive Compensation Committee believes that allocation of compensation components should not be reduced to a formula, the allocation of annual cash compensation between base salary and annual bonus have been within an observable range. Over the past three years, from 2005 through 2007, the allocation of annual cash compensation between base salary and annual bonus for Named Executive Officers has ranged between approximately 47.21% and 58.82% for salary and 41.18% and 52.79% for bonus. This relatively narrow range reflects a balance between the retention purpose of base salary and the incentives provided by annual cash bonuses. The Executive Compensation Committee did not set this as a target range or apply any formulas or any particular minimum or maximum percentages for allocation of compensation among the salary, bonus, and equity components. Instead, it has been setting base salary and annual cash bonuses as well as equity compensation on a case-by-case and year-by-year basis applying the factors set forth below. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

While our policies and decisions with respect to a Named Executive Officer are not materially different than other executive officers of Bancorp, the Executive Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are in the best interests of Bancorp and its stockholders. In the case of our Chief Executive Officer, the greater relative size and range of his total compensation reflect his length of service, which spans over 25 years, his critical role as the key person responsible for our expansion and growth over those years and especially over the past five years when we completed the acquisition of four other companies, his previous salary and compensation levels, tax planning considerations for the company, and also what our competitors would likely pay for the services of a similarly qualified person.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Executive Compensation Committee does not apply any fixed formula for setting base salaries for our Named Executive Officers. Instead, the Executive Compensation Committee considers a wide range of factors. In particular, the Executive Compensation Committee will consider our overall financial and operating performance and profitability in the preceding fiscal year, and its evaluation of each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. In reviewing these financial factors, the Executive Compensation Committee may take into consideration the financial performance of other banks and bank holding companies in our market area and those with a similar asset size and revenue base, our relative advantages and disadvantages in the banking industry, and the obstacles and challenges presented to our Named Executive Officers in attempting to achieve our goals.

The evaluation of each Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, and any changes to those responsibilities and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Executive Compensation Committee may consider the Named Executive Officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living. The Executive Compensation Committee will also consider the Chief Executive Officer’s or Chief Operating Officer’s annual employee performance evaluation rating for the Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations.

The Executive Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions paid by banks and bank holding companies considered competitive with Cathay Bank and Bancorp and by other banks of similar size across the United States, with more weight placed on competitors in our immediate market area such as the banking companies in the SNL Western Bank Index. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in our market area in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered annually in April of each year as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. Over the past three years, from 2005 through 2007, annual base salary increases for Named Executive Officers have ranged from 3.43% to 7.94%. The Executive Compensation Committee did not set this as a target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considered the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

In April 2007, the Executive Compensation Committee considered Bancorp’s financial performance data for 2006, and evaluated each Named Executive Officer based on the factors described above. For 2006, Bancorp earned record net income of $117.6 million, which was an increase of 12.9% over 2005; its return on average assets was 1.60%; its return on average stockholders’ equity was 13.61%; its efficiency ratio was 37.88%; total assets increased by 25.5%; gross loans increased by 23.7%; and deposits increased by 15.4%. The Executive Compensation Committee also took into consideration the growth of Bancorp and the increased responsibilities of its Named Executive Officers as a result of Bancorp’s acquisitions of Great Eastern Bank, New Asia Bancorp, and United Heritage Bank and continued branch expansion in Washington, Texas, and Hong Kong. As a result of all these various considerations, the Executive Compensation Committee determined it was appropriate to increase the base salaries of the Named Executive Officers effective as of April 1, 2007 as follows:

Named Executive Officer	2007 Base Salary as of April 1, 2007	% Increase over 2006 Base Salary
Dunson K. Cheng	$961,000	4.00%
Peter Wu	$422,000	3.43%
Anthony M. Tang	$301,000	4.15%
Heng W. Chen	$300,000	4.17%
Irwin Wong	$233,000	3.56%

Annual Cash Bonus

The annual cash bonus component of our executive compensation program serves as incentive and reward for the achievement of our annual business goals and as a means to attract, motivate, and retain our Named Executive Officers.

Cash bonus awards can be made under the 2005 Incentive Plan as determined by the Executive Compensation Committee. Each cash award granted under the 2005 Incentive Plan is subject to Qualifying Performance Criteria as defined in the 2005 Incentive Plan so that the bonuses will qualify as “performance-based compensation.” Each cash award shall contain provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Incentive Plan, as may be determined from time to time by the Executive Compensation Committee. The maximum amount payable as a cash award may be a multiple of the target amount payable, but the maximum amount payable for any fiscal year that is intended to comply with Section 162(m) of the Internal Revenue Code may not exceed $3,000,000. Nothing in the 2005 Incentive Plan prevents Bancorp from granting cash awards outside of the 2005 Incentive Plan.

As determined by the Executive Compensation Committee, the only participants in the cash award portion of the 2005 Incentive Plan have been Bancorp’s President and Chief Executive Officer, Dunson K. Cheng, and its Executive Vice Chairman and Chief Operating Officer, Peter Wu. Mr. Cheng and Mr. Wu were selected as the only participants because they are the two highest ranked and highest compensated executive officers, and because of the potential effects of Section 162(m) of the Internal Revenue Code, which is discussed in “Deductibility of Executive Compensation” under the section titled “Accounting and Tax Considerations” below.

On January 31, 2007, the Executive Compensation Committee set the Qualifying Performance Criteria for 2007 with respect to Mr. Cheng and Mr. Wu. For 2007, which it selected as the measurement period, the Executive Compensation Committee determined that the specific business criteria would be the net income of Bancorp, as had been the case for both 2005 and 2006. For this purpose, net income was defined as the amount of net income shown on our 2007 audited financial statements adjusted upward for the write-down of any tax refunds receivable from the State of California (“2007 net income”). The cash award was conditioned on each of Mr. Cheng and Mr. Wu, respectively, being continuously employed by Bancorp throughout 2007, and became payable only if our 2007 net income was at least $93.89 million. If this minimum 2007 net income was met, the Executive Compensation Committee could award up to a maximum of 95% of Mr. Cheng’s and Mr. Wu’s respective base salary as of January 1, 2007. If 2007 net income had exceeded this minimum amount by approximately 6.67%, the maximum cash award would have increased to 105% of base salary and at additional 5% increments thereafter for every additional approximately 6.67% in 2007 net income above the minimum amount, up to an overall maximum of 140% of base salary. The Executive Compensation Committee had the right to reduce the maximums or to eliminate the cash bonus award altogether in its sole discretion even if the minimum 2007 net income had been achieved.

Bancorp’s 2007 net income was $125.5 million, which exceeded the $93.89 million minimum set by the Executive Compensation Committee for eligibility to receive a bonus. Under the performance measures set by the Executive Compensation Committee, this 2007 net income permitted it to award Mr. Cheng and Mr. Wu each a cash award of up to 125% of their annual base salary as of January 1, 2007. Mr. Cheng’s annual base salary as of January 1, 2007, was $924,000. Based on a review of the performance of Mr. Cheng in 2007, the Executive Compensation Committee approved a cash bonus award of $821,560 for Mr. Cheng, which was 89% of Mr. Cheng’s base salary as of January 1, 2007, and was within the 125% maximum that could be awarded based on Bancorp’s 2007 net income. Mr. Wu’s annual base salary as of January 1, 2007, was $408,000. Based on a review of the performance of Mr. Wu in 2007, the Executive Compensation Committee approved a cash bonus award of $380,190 for Mr. Wu, which was 93% of Mr. Wu’s base salary as of January 1, 2007, and was within the 125% maximum that could be awarded based on Bancorp’s 2007 net income.

On February 21, 2008, the Executive Compensation Committee set the Qualifying Performance Criteria for 2008 with respect to Mr. Cheng and Mr. Wu. For 2008, which it selected as the measurement period, the Executive Compensation Committee determined that the specific business criteria would be the net income of Bancorp, as had been the case in the previous three years. For 2008, net income is defined as the amount of net income shown on our 2008 audited financial statements adjusted for any cumulative effect of any change in accounting principles (“2008 net income”). The cash awards are conditioned on each of Mr. Cheng and Mr. Wu, respectively, being continuously employed by Bancorp throughout 2008, and become payable only if a minimum 2008 net income is met. The Executive Compensation Committee views this minimum net income amount as being reasonably achievable because it is lower than our actual 2007 net income. If this minimum 2008 net income is met, the Executive Compensation Committee could award up to a maximum of 95% of Mr. Cheng’s and Mr. Wu’s respective base salary as of January 1, 2008. If 2008 net income exceeds this minimum amount by approximately 7%, the maximum cash award increases to 105% of base salary. The maximum cash award then increases to 115% of base salary and at additional 5% increments thereafter for every additional approximately 7% in 2008 net income above the minimum amount, up to an overall maximum of 160% of base salary. The Executive Compensation Committee has the right to reduce the maximums or to eliminate the cash bonus award altogether in its sole discretion even if the minimum 2008 net income is achieved.

The Executive Compensation Committee may also, in its discretion, pay annual cash bonuses to Named Executive Officers in addition to those awarded under the 2005 Incentive Plan and has done so for Named Executive Officers other than Mr. Cheng and Mr. Wu. The Executive Compensation Committee determines these bonuses, if any, on the basis of our overall financial and operating performance and profitability in the fiscal year, and its evaluation of each of these Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of these Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, and any changes to those responsibilities and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. The Executive Compensation Committee will also consider the Chief Executive Officer’s or Chief Operating Officer’s annual employee performance evaluation rating for the Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations. For the purposes of setting the annual cash bonus, the Executive Compensation Committee does not apply specific quantified measurement amounts or targets for Named Executive Officers other than Mr. Cheng and Mr. Wu as discussed above. The Executive Compensation Committee will also consider the size of annual bonuses paid to the Named Executive Officers in past years with respect to the individual’s performance in those years, the base salaries of the Named Executive Officers, the length of employment, and our overall performance and profitability in those prior years.

For the past three years, from 2005 through 2007, annual cash bonuses paid to these other Named Executive Officers have ranged from 70.00% to 95.00% of their base salary. Percentage increases and decreases in the bonuses for these other Named Executive Officers over this period have ranged between an increase of 7.43% and a decrease of 8.53%. The Executive Compensation Committee did not set this as a target range or apply any formulas or any particular minimum or maximum percentages. Instead, it set bonuses on a case-by-case and year-by-year basis applying the factors set forth above. However, the Executive Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

In January 2008, the Executive Compensation Committee considered Bancorp’s financial performance data for 2007, and evaluated each Named Executive Officer other than Mr. Cheng and Mr. Wu based on the factors described above. Whereas the base salary increases typically take place in April of each year and are based on the preceding year’s financial results, cash bonuses are awarded in or after December of each year. For 2007, salary increases were effective in April 2007, and were based on the financial results for 2006, while bonuses were awarded in January 2008, based on the financial results for 2007. For 2007, Bancorp earned record net income of $125.5 million, which was an increase of 6.7% over 2006; its return on average assets was 1.38%; its return on average stockholders’ equity was 13.28%; its efficiency ratio was 38.38%; total assets increased by 29.5%; gross loans increased by 16.3%; and deposits increased by 10.6%. Based on all of these various considerations, in January 2008, the Executive Compensation Committee determined it was appropriate to approve the payment of bonuses to the Named Executive Officers, other than Mr. Cheng and Mr. Wu, in the amounts set forth in the “Summary Compensation Table” in the section titled “Remuneration of Executive Officers” below. The bonuses paid as a percentage of base salary and percentage decrease over the prior year’s bonus were as follows:

Named Executive Officer	2007 Bonus as % of Base Salary as of April 1, 2007	% Increase (Decrease) Compared to 2006 Bonus
Anthony M. Tang	79.07%	(4.10%)
Heng W. Chen	70.00%	(4.74%)
Irwin Wong	72.10%	(8.53%)

Equity Incentive Compensation

Incentive Plans. Bancorp has two plans under which it has issued equity awards to its directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. These plans are designed to strengthen Bancorp by providing selected employees and directors an opportunity to participate in our future by offering them an opportunity to acquire our common stock. They also serve as incentive and reward for the achievement of our long-term business goals and as a means to attract, motivate, and retain key personnel.

Our 1998 Incentive Plan authorized awards that could result in the issuance of Bancorp’s common stock. All awards granted under this plan have been in the form of nonstatutory stock options. Upon stockholder approval of the 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan, but options granted under this plan remain exercisable.

Our 2005 Incentive Plan permits us to grant stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, restricted stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to encourage them to exert maximum efforts for our success by giving them, in the case of options and stock awards, an opportunity to benefit from increases in value of our common stock and thereby aligning participants’ and stockholders’ interests. For a discussion of consideration being given to the type of awards to be made under our 2005 Incentive Plan, see “Accounting for Stock-Based Compensation” below.

In addition, we became obligated in the merger with GBC Bancorp in October 2003 to issue our common stock on exercise of options that had been granted under the GBC Bancorp 1999 Employee Stock Incentive Plan, some of which remain exercisable.

Equity Award Guidelines. The Executive Compensation Committee has authority to determine the number and type of equity awards for executive officers, and the Equity Incentive Plan Committee has that authority as to all other employees of Bancorp and Cathay Bank. Awards are generally based on a subjective analysis of the individual’s performance based on the following factors, without any particular weighting: the individual’s title and level of responsibility; the internal annual performance evaluation rating given by that individual’s immediate supervisor, which is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, customized annual goals or special projects, and adherence to bank policy; the length of service and the nature of that individual’s job functions; and the perceived contributions of that individual to our overall performance and profitability. For the purposes of awarding equity compensation, our overall performance and profitability is determined with reference to the following factors, without any quantified targets or particular weighting: net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. Without benchmarking, and for general reference purposes only, the Executive Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards are generally made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Executive Compensation Committee (in the case of executive officers) or the Equity Incentive Plan Committee (in the case of all other officers and employees). All awards of stock options are made at or above the fair market value of our common stock as quoted on the NASDAQ Global Select Market on the date the option is granted (incentive stock options granted to employees who are also 10% stockholders, if any, must have an exercise price equal to at least 110% of the fair market value of the stock on the date of the award). The fair market value of our common stock is determined generally as the closing sale price of the common stock on the date the option is granted. We may substitute or assume options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition of another company. Outstanding options may not be repriced to reduce the exercise price without stockholder approval.

The majority of the options granted by the Executive Compensation Committee and the Equity Incentive Plan Committee vest at a rate of 20% per year over the first five years of a ten-year option term. Vesting rights cease upon termination of employment; however the optionee has 90 days (one year in the event of termination by reason of death or disability) thereafter to exercise options that were vested and exercisable as of the optionee’s termination date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

The Executive Compensation Committee and the Equity Incentive Plan Committee also observe the following guidelines with regard to the 2005 Incentive Plan:

•

The period of vesting of any stock award shall not be less than three years, except to the extent that (a) the period of vesting of a stock award is at least one year and the award is performance based, (b) the stock award is made by a committee composed entirely of independent directors and the number of shares covered by all awards with a period of vesting of less than three years does not exceed 10% of the total number of shares authorized for grant or award, or (c) the stock award is made by a committee composed entirely of independent directors, constitutes an employment inducement award for a new hire and does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan;

•

Restriction periods of any stock awards shall not be waived except to the extent that (a) the waiver is made by a committee composed entirely of independent directors and the number of shares covered by all awards as to which such waivers apply does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan, (b) the waiver is in connection with a change in control as defined in the 2005 Incentive Plan, or (c) the waiver is made by a committee composed entirely of independent directors as a result of disability or other extenuating circumstances pertaining to the awardee; and

•

All grants of options and stock awards to non-employee directors shall be on a fixed or formulaic (rather than discretionary) basis, except if the grant or award is made by a committee composed entirely of independent directors and the number of shares covered by all grants and awards on a discretionary basis to non-employee directors does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan.

Equity Awards to Executive Officers. Bancorp did not grant any stock options to its executive officers in 2007. The Board was in the process of reviewing the relative merits of granting restricted stock or restricted stock units either in place of or in combination with stock options. As a result, the Board deferred the granting of any stock option awards until 2008.

In January 2006 and January 2007, the Executive Compensation Committee awarded restricted stock to Mr. Cheng. In awarding Mr. Cheng this restricted stock, the Executive Compensation Committee took into account the lower appreciation in our stock price and the consequent lower appreciation in the stock underlying the options previously granted to Mr. Cheng, as well as the perceived need to provide additional economic incentives for Mr. Cheng to help achieve increases in net income over the next several years. Although not quantifiable, the Executive Compensation Committee also took into account Mr. Cheng’s waiver in 2005 of his rights to purchase 391,730 shares under an option granted on November 20, 2003, which had previously been disclosed and discussed in Bancorp’s proxy statement for the 2005 annual meeting of stockholders.

These stock awards to Mr. Cheng consisted of 30,000 shares in January 2006 and 20,000 shares in January 2007. Between 9,000 and 10,000 shares of each set of these stock awards are subject to vesting per year if certain annual net income amounts for Bancorp established by the Executive Compensation Committee are achieved and Mr. Cheng is continuously employed throughout such years. These shares may not be sold, pledged, or otherwise transferred until they become vested and non-forfeitable. However, Mr. Cheng is otherwise entitled to all of the rights and benefits generally accorded to stockholders with respect to these shares. Dividends are payable on these shares at the same rate as for all common stock of Bancorp and are not preferential but are subject to restriction and forfeiture prior to vesting.

Between 9,000 and 10,000 shares of the 30,000-share award in January 2006 are subject to vesting each year if certain net income goals are achieved for 2006, 2007, and 2008. The minimum net income required in 2006 for the vesting of 9,000 shares was $98.6 million and for the vesting of 10,000 shares was $110.2 million. The minimum net income required in 2007 for the vesting of 9,000 shares was $108.5 million and for the vesting of 10,000 shares was $121.2 million. Between 9,000 and 10,000 shares of the 20,000-share award in January 2007 are subject to vesting each year if certain net income goals are achieved for 2007 and 2008. The minimum net income required in 2007 for the vesting of 9,000 shares was $106.4 million and for the vesting of 10,000 shares was $118.9 million. For 2008, the goals for both sets of awards are not materially different from those for 2007, and the Executive Compensation Committee believes that they are reasonably achievable as the 2008 net income goal for vesting 9,000 shares is lower, and the net income goal for vesting 10,000 shares is not materially higher, than the $125.5 million actual net income for 2007.

On January 31, 2007, the Executive Compensation Committee approved the vesting of 10,000 shares of the January 2006 award based on Bancorp’s net income of $117.6 million for 2006. On January 23, 2008, the Executive Compensation Committee approved the vesting of an additional 10,000 shares of the January 2006 award effective January 25, 2008, and the vesting of 10,000 shares of the January 2007 award effective January 31, 2008, based on Bancorp’s net income of $125.5 million for 2007.

Ownership Guidelines. We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Retirement and Other Benefits

We have an employee stock ownership plan and a 401(k) plan to provide our employees an opportunity to save for retirement in a tax efficient manner. Our Named Executive Officers are eligible to participate in these plans on the same terms as our other employees.

Under our Amended and Restated Cathay Bank Employee Stock Ownership Plan (the “ESOP”), we can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock for the benefit of eligible employees and to pay administration expenses. We did not make contributions to the Trust in 2007 and have not made any contributions since 2003. We do not plan to make any contributions to the Trust in 2008. In prior years, our Board determined the amount of the annual contribution to the Trust in light of our earnings in the prior plan year. To date, such contributions have been made in cash. The cash contributed to the Trust is invested by its trustees in shares of our common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of common stock allocated to the participant.

Salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21 are eligible to participate in a 401(k) Profit Sharing Plan. After a participant has completed one year of service, Cathay Bank matches 100% of the first 5% of compensation contributed per pay period by the participant. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% is vested after five years of service.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation, in favor of executive officers or our directors and that are available generally to all salaried employees.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Executive Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Executive Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Currently, these perquisites consist of automobile expense and club memberships. For 2007, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each, except for Mr. Cheng, whose aggregate amount was $10,184. In addition, pursuant to Change of Control Employment Agreements (the “Control Agreements”) entered into with each of the Named Executive Officers, we are obligated to make certain payments to the Named Executive Officers and provide them with certain perquisites and other personal benefits in the event of a change in control as defined therein. For a discussion of the Control Agreements, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Control Agreements with each of our Named Executive Officers and certain other senior officers of the Bank in November 2006. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for cause following a change in control. Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation. For a more detailed discussion of the severance payments due, the events that would trigger payment of severance benefits, and the Control Agreements in general, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

Deductibility of Executive Compensation

As part of its responsibilities, the Executive Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. An exception may apply to “performance-based compensation” that meets certain requirements, including approval of material terms by stockholders in advance of payment. The Executive Compensation Committee has structured our executive compensation programs for 2007 to qualify certain compensation payments for tax deductions to the extent possible while reserving the discretion to make payments which are not tax deductible as circumstances warrant, and it may, in certain situations, approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have one deferred compensation arrangement with the Chief Executive Officer under an agreement reached with Mr. Cheng effective November 23, 2004. For details regarding the deferral agreement, see “Nonqualified Deferred Compensation” in the section titled “Remuneration of Executive Officers” below.

Accounting for Stock-Based Compensation

In 2003, we adopted prospectively the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by FASB Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123,” and began recognizing the expense associated with stock options granted during 2003 using the fair value method. On January 1, 2006, we adopted FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”) on a modified prospective basis. SFAS No. 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, historically we have elected to award only nonstatutory stock options because we believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options were exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise.

With the adoption of SFAS No. 123R, the accounting treatment for all forms of stock options has changed, thereby prompting us to review the relative merits of nonstatutory stock options. As a result of this review, we contemplate granting shares of restricted stock or restricted stock units to employees currently eligible under the 2005 Incentive Plan either in place of or in combination with nonstatutory stock options. A desirable feature of restricted stock/restricted stock units is that it permits us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price grows over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers by providing the opportunity to receive shares valued at the current price on the date the restriction lapses. A combination of restricted stock, restricted stock units, and nonstatutory stock option grants should continue to effectively balance our objectives of focusing our executive officers on delivering long-term value to our stockholders with providing value to our executive officers through equity awards.

Compensation Committee Interlocks and Insider Participation

In 2007, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Joseph C.H. Poon (member since November 15, 2007), each of whom is an independent director under the Nasdaq listing standards. No persons who were members of the Executive Compensation Committee during 2007 had any relationships requiring disclosure.

Compensation Committee Report

The Executive Compensation Committee of Bancorp has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007.

Executive Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for 2007 by Bancorp to its principal executive officer and principal financial officer, and the three most highly compensated executive officers of either Bancorp or Cathay Bank, other than Bancorp’s principal executive officer and principal financial officer.

Summary Compensation Table

The table below sets forth information for the following named executive officers (the “Named Executive Officers”) regarding compensation for 2007 and 2006:

Name and Principal Position	Year	Salary 1/ ($)	Bonus ($)		Stock awards 2/ ($)		Option awards 3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation ($) 5/		Total ($)
Dunson K. Cheng,	2007	951,750	—		680,117		2,335,594	821,560	10,538	6/	21,434	7/	4,820,993
Chairman of the Board of	2006	907,000	—		332,200	8/	2,521,179	864,800	9,831		11,000		4,646,010
Directors, President, and Chief Executive Officer of Bancorp and Cathay Bank

Peter Wu, Executive Vice Chairman and Chief Operating Officer of Bancorp and Cathay Bank	2007 2006	418,500 403,250	— —		— —		524,722 508,638	380,190 400,200	— —		11,250 11,000		1,334,662 1,323,088

Anthony M. Tang, Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2007 2006	298,000 285,500	238,000 248,188	9/	— —		411,429 417,843	— —	— —		11,250 11,000		958,679 962,531

Heng W. Chen, Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2007 2006	297,000 284,250	210,000 220,448	9/	— —		288,738 278,709	— —	— —		11,250 11,000		806,988 794,407

Irwin Wong, Executive Vice President for Branch Administration of Cathay Bank	2007 2006	231,000 222,500	168,000 183,675	9/	— —		389,051 391,549	— —	— —		11,250 11,000		799,301 808,724

1/	Includes amounts deferred by Named Executive Officers under Bancorp’s 401(k) Profit Sharing Plan.
2/

The amounts shown are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year indicated, in accordance with SFAS No. 123R, valued at the closing price of the Bancorp’s common stock on the date of the grant. Dividends are payable on these stock awards at the same rate as for all common stock of Bancorp, are not preferential, and have been factored into the grant date fair value required to be reported under the “Grants of Plan-Based Awards” table below.

3/

The amounts shown are not cash compensation received and may not correspond to the actual value to be realized by the Named Executive Officer. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year indicated in accordance with SFAS No. 123R for stock option awards granted in the corresponding fiscal year and prior years, but disregarding the estimate of forfeitures related to service-based vesting conditions. The Black-Scholes option pricing model was used to estimate the value of these granted options. Assumptions made in the valuation for 2007 are discussed in Note 1 and Note 19 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, and, for 2006, in Note 1 and Note 15 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. There were no forfeitures during these years pertaining to the Named Executive Officers.

4/	This amount reflects cash bonuses paid under the 2005 Incentive Plan as discussed under the caption entitled “Annual Cash Bonus” in the “Compensation Discussion and Analysis” section above.

5/

Except as otherwise stated in a separate footnote regarding Mr. Cheng, the amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000 each. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

6/

This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral agreement, see “Nonqualified Deferred Compensation” below.

7/	This amount consists of $11,250 in employer contributions under the 401(k) Profit Sharing Plan, $5,874 for automobile expense, and $4,310 in club memberships.
8/

In the 2007 proxy statement, this amount was reported as $340,300. However, the $340,300 amount included $8,100 in dividends that were already factored into the grant date fair value reported under the “Grants of Plan-Based Awards” table. This amount should therefore have been reported as $332,200 because the $8,100 could have been excluded.

9/	Consists of a cash bonus for 2007 paid in January 2008.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2007.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards					All other stock awards: number of shares of stock or units (#)	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) 1/
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)
Dunson K. Cheng	1/31/2007	—	—	1,293,600	—		—	—		—	—	—	—
	1/31/2007	—	—	—	18,000	2/		20,000	2/	—	—	—	693,200

Peter Wu	1/31/2007	—	—	571,200	—		—	—		—	—	—	—

Anthony M. Tang	—	—	—	—	—		—	—		—	—	—	—

Heng W. Chen	—	—	—	—	—		—	—		—	—	—	—

Irwin Wong	—	—	—	—	—		—	—		—	—	—	—

1/

The amounts shown are not cash compensation received and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of the stock award or option at the grant date computed in accordance with SFAS No. 123R. Stock awards are valued at the closing price of the Bancorp’s common stock on the date of the grant. The Black-Scholes option pricing model is used to estimate the value of stock options. Assumptions made in the valuation of stock options are discussed in Note 1 and Note 19 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. No stock options were granted to Named Executive Officers in 2007.

2/

On January 31, 2007, the Executive Compensation Committee awarded 20,000 shares of restricted stock to Mr. Cheng and set a vesting schedule based on net income targets. Depending on our net income for 2007 and 2008, Mr. Cheng is entitled to vest between 9,000 and 10,000 shares of the restricted stock each year over this two year period provided he is continuously employed throughout each such year. These shares may not be sold, pledged, or otherwise transferred until these shares become vested and nonforfeitable. However, Mr. Cheng is otherwise entitled to all of the rights and benefits generally accorded to stockholders with respect to these shares. Dividends are payable on the shares of this stock award at the same rate as for all common stock of Bancorp and are not preferential but are subject to restriction and forfeiture prior to vesting. At its January 23, 2008, meeting, the Executive Compensation Committee approved the vesting of 10,000 of these 20,000 restricted shares effective on January 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2007, made to our Named Executive Officers. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

	Option awards							Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($)
Dunson K. Cheng	73,320		—		—	10.625	1/20/2010	—	—	—		—
	74,160		—		—	15.0475	1/18/2011	—	—	—		—
	79,320		—		—	16.275	2/21/2012	—	—	—		—
	122,448		30,612		—	19.925	1/16/2013	—	—	—		—
	197,552		49,388		—	24.80	11/20/2013	—	—	—		—
	61,976		92,964		—	37.00	2/17/2015	—	—	—		—
	196,048	1/	49,012	1/	—	32.47	3/22/2015	—	—	—		—
	211,755	2/	52,939	2/	—	33.54	5/12/2015	—	—	—		—
	30,988		123,952		—	36.24	1/25/2016	—	—	—		—
	—		—		—	—	—	—	—	20,000	3/	$529,800	4/
	—		—		—	—	—	—	—	20,000	5/	$529,800	4/

Peter Wu	406,674		—		—	22.007434	1/17/2011	—	—	—		—
	60,000		40,000		—	28.695	2/19/2014	—	—	—		—
	28,868		43,302		—	37.00	2/17/2015	—	—	—		—
	14,434		57,736		—	36.24	1/25/2016	—	—	—		—

Anthony M. Tang	26,360		—		—	15.0475	1/18/2011	—	—	—		—
	26,000		—		—	16.275	2/21/2012	—	—	—		—
	38,000		9,500		—	19.925	1/16/2013	—	—	—		—
	84,112		21,028		—	24.80	11/20/2013	—	—	—		—
	15,928		23,892		—	37.00	2/17/2015	—	—	—		—
	8,538		34,152		—	36.24	1/25/2016	—	—	—		—

Heng W. Chen	9,948		9,948		—	24.80	11/20/2013	—	—	—		—
	16,040		24,060		—	37.00	2/17/2015	—	—	—		—
	9,000		36,000		—	36.24	1/25/2016	—	—	—		—

Irwin Wong	3,576		—		—	10.625	1/20/2010	—	—	—		—
	6,448		—		—	15.0475	1/18/2011	—	—	—		—
	11,088		—		—	16.275	2/21/2012	—	—	—		—
	22,548		7,516		—	19.925	1/16/2013	—	—	—		—
	114,432		28,608		—	24.80	11/20/2013	—	—	—		—
	13,032		19,548		—	37.00	2/17/2015	—	—	—		—
	6,200		24,800		—	36.24	1/25/2016	—	—	—		—

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vest at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vest at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.
3/

Consists of stock awards granted to Mr. Cheng in January 2006. Between 9,000 and 10,000 of these shares per year are subject to vesting if certain net income amounts for Bancorp established by the Executive Compensation Committee are achieved in 2007 and 2008 and Mr. Cheng is continuously employed by Bancorp throughout such year.

4/	The value equals the closing market price of Bancorp common stock on the last business day of Bancorp’s most recently completed fiscal year, multiplied by the number of shares.
5/

Consists of stock awards granted to Mr. Cheng in January 2007. Between 9,000 and 10,000 of these shares per year are subject to vesting if certain net income amounts for Bancorp established by the Executive Compensation Committee are achieved in 2007 and 2008 and Mr. Cheng is continuously employed by Bancorp throughout such year.

Option Exercise and Stock Vested

The table below sets forth information regarding exercises of stock options and vesting of stock awards for the Named Executive Officers during 2007.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) 1/	Number of shares acquired on vesting (#)		Value realized on vesting ($) 2/
Dunson K. Cheng	40,000	867,800	10,000	3/	346,600
Peter Wu	20,000	147,051	—		—
Anthony M. Tang	—	—	—		—
Heng W. Chen	—	—	—		—
Irwin Wong	—	—	—		—

1/

The value realized equals the difference between the option exercise price and the closing price of Bancorp common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

2/	The value realized equals the closing price of Bancorp common stock on the vesting date, multiplied by the number of shares that vested.
3/	Of the 30,000 shares of stock awarded to Mr. Cheng in January 2006, 10,000 shares were approved for vesting in January 2007.

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2007 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

The only deferred compensation arrangement that we have with an executive officer is an agreement we reached with Mr. Cheng effective November 23, 2004, whereby Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to provide that, if Mr. Cheng is subject to Section to 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2007.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)		Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Dunson K. Cheng	—	—	50,524	1/	—	753,620	2/
Peter Wu	—	—	—		—	—
Anthony M. Tang	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—

1/	This amount includes $10,538 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.
2/

This amount includes $629,417 reported in the “Summary Compensation Table” for previous years. In the 2007 proxy statement, the amount reported in this footnote 2 under this “Nonqualified Deferred Compensation” table should have been $619,586 instead of $621,155.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below under the section titled “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control of Bancorp. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of disability or death of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under the section titled “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan shall be cashed out at the change in control price, as defined therein.

Change of Control Employment Agreements

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements with the Named Executive Officers upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers are substantially similar and have been filed as exhibits to Bancorp’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The following is only a summary of the significant terms of the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, please see the section above entitled “Control Agreements” under “Compensation Discussion and Analysis.”

Pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses), in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Termination Other than After a Change in Control

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into (i) the Control Agreements with each of the Named Executive Officers which in effect become employment agreements with the Named Executive Officers upon the occurrence of a change in control as defined therein, and (ii) the Cheng Deferred Compensation Agreement. Accordingly, a Named Executive Officer who ceases to be an employee of the Bancorp prior to a change in control will only be entitled to receive such Named Executive Officer’s base salary through the date of termination, accrued vacation pay, and vested benefits as of the termination date. In addition to such amounts, Mr. Cheng would also be entitled to receive, pursuant to the Cheng Deferred Compensation Agreement, an amount equal to $610,000 plus interest at the rate of 7% per annum until 2014 and thereafter interest at the rate of 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

Payments Made Upon Death or Disability After a Change in Control

Pursuant to the Control Agreements, in the event of the death or disability of a Named Executive Officer after a change of control, Bancorp or Cathay Bank shall pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death) (i) the Named Executive Officer’s base salary through the date of termination, (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”), (iii) any accrued vacation pay (collectively “Accrued Obligations”), and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

Pursuant to the Control Agreements, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by Named Executive Officer for other than good reason) or if the Named Executive Officer terminates his employment in certain circumstances defined in the Control Agreement which constitute “good reason”, in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•	an amount equal to a multiple (two, two and one-half, or three) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

•

an amount equal to the sum of Bancorp or Cathay Bank (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one-half, or three years after the date of termination).

Also (for a period of two, two and one-half, or three years, depending on the Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services provided that the cost of such outplacement services shall not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

Pursuant to the Control Agreements, if a Named Executive Officer’s employment is terminated following a change in control for cause or if the Named Executive Officer terminates his employment for other than “good reason”, Bancorp or Cathay Bank shall pay the Named Executive Officer (i) the Named Executive Officer’s base salary through the date of termination, (ii) any accrued vacation pay, and (iii) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination.

Certain Additional Payments

Each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount.

Cash Compensation and Benefits in the Event of a Change in Control

The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically, there had been a change in control effective December 31, 2007, and the Named Executive Officer had been terminated as of the same day. These tables exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 1/	$0	$5,703,000	$0	$5,703,000	$0
Accrued Obligations 2/	0	940,000	0	940,000	940,000
401(k) Matching	0	33,750	0	33,750	0
Benefits 3/
Group Life Insurance	0	2,538	0	2,538	0
Health Insurance	0	19,638	0	19,638	0
Long Term Disability Insurance	0	2,025	0	2,025	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	1,812,255	0	1,812,255	0

TOTAL:	$0	$8,563,206	$0	$8,563,206	$940,000

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 4/	$0	$2,142,500	$0	$2,142,500	$0
Accrued Obligations 2/	0	435,000	0	435,000	435,000
401(k) Matching	0	28,125	0	28,125	0
Benefits 3/
Group Life Insurance	0	2,115	0	2,115	0
Health Insurance	0	16,183	0	16,183	0
Long Term Disability Insurance	0	1,688	0	1,688	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$2,675,611	$0	$2,675,611	$435,000

	Voluntary Termination		Involuntary Termination
Anthony M. Tang	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 5/	$0	$1,405,625	$0	$1,405,625	$0
Accrued Obligations 2/	0	261,250	0	261,250	261,250
401(k) Matching	0	28,125	0	28,125	0
Benefits 3/
Group Life Insurance	0	2,115	0	2,115	0
Health Insurance	0	22,253	0	22,253	0
Long Term Disability Insurance	0	1,688	0	1,688	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,771,056	$0	$1,771,056	$261,250

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 6/	$0	$1,064,100	$0	$1,064,100	$0
Accrued Obligations 2/	0	232,050	0	232,050	232,050
401(k) Matching	0	22,500	0	22,500	0
Benefits 3/
Group Life Insurance	0	1,692	0	1,692	0
Health Insurance	0	14,108	0	14,108	0
Long Term Disability Insurance	0	1,350	0	1,350	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,385,800	$0	$1,385,800	$232,050

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 7/	$0	$866,000	$0	$866,000	$0
Accrued Obligations 2/	0	200,000	0	200,000	200,000
401(k) Matching	0	22,500	0	22,500	0
Benefits 3/
Group Life Insurance	0	1,692	0	1,692	0
Health Insurance	0	17,802	0	17,802	0
Long Term Disability Insurance	0	1,126	0	1,126	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,159,120	$0	$1,159,120	$200,000

1/

This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2007 ($961,000), and (y) the Highest Annual Bonus ($940,000, paid in March 2006).

2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2007, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus paid to the Named Executive Officer for 2007 as reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2007, multiplied by three in the case of Mr. Cheng, by two and one-half in the case of Mr. Wu and Mr. Tang, and by two in the case of Mr. Chen and Mr. Wong.

4/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2007 ($422,000), and (y) the Highest Annual Bonus ($435,000, paid in March 2006).

5/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2007 ($301,000), and (y) the Highest Annual Bonus ($261,250, paid in December 2005).

6/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2007 ($300,000), and (y) the Highest Annual Bonus ($232,050, paid in December 2005).

7/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2007 ($233,000), and (y) the Highest Annual Bonus ($200,000, paid in December 2004).

Equity Compensation in the Event of a Change in Control

Assuming solely for the purposes of this proxy statement that the Board deemed a change in control occurred on the last business day of 2007 and exercised its discretion to accelerate the vesting of all options and terminated all restrictions on stock awards, the following table sets forth the estimated value of equity awards to the Named Executive Officers that would not otherwise have vested but for a change in control:

Name	Stock Options – Accelerated Vesting 1/	Restricted Stock – Accelerated Vesting		Total
Dunson K. Cheng	$284,434	$1,059,600	2/	$1,344,034
Peter Wu	0	0		0
Anthony M. Tang	97,905	0		97,905
Heng W. Chen	16,812	0		16,812
Irwin Wong	97,690	0		97,690

1/

Value is based on the difference between the closing price of Bancorp’s common stock on December 31, 2007, the last business day of Bancorp’s most recently completed fiscal year ($26.49 per share), and the exercise price of in-the-money options whose vesting has accelerated. As with all vested and unexercised stock options, the accelerated stock options must be exercised within 90 days of the date of termination of employment (one year in the event of termination by reason of death or disability) or they would be forfeited.

2/	Value is based on 40,000 shares at the closing price of Bancorp’s common stock on December 31, 2007, the last business day of Bancorp’s most recently completed fiscal year ($26.49 per share).

PROPOSAL TWO

STOCKHOLDER PROPOSAL RELATING TO

DECLASSIFICATION OF THE BOARD OF DIRECTORS

We have received from Gerald R. Armstrong, the record holder of approximately 1,204 shares of our common stock, a proposal relating to the terms of the Board of Directors. He has requested that the following resolution and supporting statement be included in our proxy statement for the 2008 annual meeting of stockholders. If properly presented, this proposal will be voted upon at the annual meeting. The resolution and supporting statement are quoted verbatim in italics below.

Mr. Armstrong also requested that we disclose his address and telephone number, which are as follows: Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227; (303) 355-1199.

Stockholder Proposal

Proponent’s Proposed Resolution

That the shareholders of CATHAY GENERAL BANCORP request its Board of Directors to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Proponent’s Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors Statement

For the reasons discussed below, the Board of Directors is not making a voting recommendation to stockholders.

The Board has considered the stockholder proposal relating to the elimination of the classification of the terms of our Board, and has determined not to make a voting recommendation to our stockholders. The Board recognizes that having classified boards is a subject of current debate and believes that there are valid arguments in favor of, and in opposition to, classified boards. After careful consideration, the Board determined to treat this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Under our current structure, each director serves a three-year term and about one-third of the directors stand for election each year. This is commonly known as a “classified” or “staggered” board, and is a common practice that has been adopted by many public companies. The stockholders of Cathay Bank approved our current structure in 1990, when Bancorp was formed as the holding company of Cathay Bank.

The Board is mindful of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, some of which are referred to in the proponent’s supporting statement. However, the Board is of the view that the choice of whether a board should be classified or declassified should be made on a case-by-case basis and tailored to each situation. The Board further believes that the classified board structure has served us well and considers it important for stockholders to weigh the important benefits that it believes a classified board provides to our company and stockholders. Set forth below are some of the benefits that should be considered by stockholders.

Continuity and Stability. A classified structure ensures that at least some of the directors have more than one year of service and promotes stability by ensuring that at all times a majority of our directors have significant prior experience and an in-depth knowledge of our company, our business, and our strategies. These experienced directors are valuable resources that are, in the Board’s opinion, in a better position to make the important decisions that are in the best interests of our company and stockholders. Election to a three-year term also provides the directors an opportunity to better focus on long-term strategies.

Accountability and Governance. The Board believes that the concerns cited by the proponent about accountability and governance as affecting value may be overstated, particularly with the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years. A director who is elected to a three-year term is just as accountable to stockholders as a director who is elected to a one-year term. Moreover, the Board has instituted a number of corporate governance practices and does not believe that the classified board can be viewed in isolation as affecting value.

Protection Against Takeover Tactics. The Board believes that the classified structure will provide it valuable leverage to deliver stockholder value in a potential takeover. Although a classified board would not preclude a takeover, it is designed to safeguard the company against the sudden and disruptive efforts by third parties to quickly take control of the Board. Therefore, a third party seeking to acquire control is encouraged to engage in arm’s length negotiations with the Board, which is in a position to negotiate a transaction that is fair and in the best interests of all of our stockholders.

Effect of Approval of the Proposal. This proposal, which is advisory in nature, would not automatically result in the elimination of our classified board structure. Further action by our stockholders would be required to amend our certificate of incorporation. Under our certificate of incorporation, an affirmative vote of the holders of at least eighty percent (80%) of the voting power of our outstanding shares would be required for approval of such an amendment. In addition, under Delaware law, amendments to our certificate of incorporation require that the Board declare the amendment to be advisable prior to submission to our stockholders. If our stockholders approve the proposal by a substantial margin, the Board will again review the advisability of our classified board structure and determine whether it is in the best interests of the company and our stockholders to present an amendment to our certificate of incorporation at the next annual meeting and that, if approved by the requisite vote, would eliminate the classified board.

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than ten percent of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC and with Nasdaq. Bancorp has instituted procedures to receive and review these insider reports. After a review of the insider reports, Bancorp believes that all required reports were timely filed during 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions shall be subject to review and approval or ratification by Bancorp’s Audit Committee except for those matters that the Board has delegated to other committees or that require approval of a majority of the independent directors or that are reserved for the full Board by statute, charter, regulations, Nasdaq listing standards, or bylaws. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215). A related party transaction includes any transaction in which Bancorp is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director, (b) greater than five percent beneficial owner of Bancorp’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit Committee generally considers all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These policies and procedures regarding related party transactions are reflected in Bancorp’s Audit Committee Charter, its Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend included in these transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectibility or present any other unfavorable features.

Office Lease

Under a three-year lease entered into in February 1998, Cathay Bank leases approximately 8,912 square feet of office space in downtown Los Angeles from T.C. Realty, Inc., a California corporation owned by director Patrick S.D. Lee’s spouse, acting as agent for 929 College LLC, a limited liability company jointly owned by Mr. Lee and his spouse. In January 2001, the lease was extended for an additional three years. In January 2004, the lease was extended for a further three years and modified to permit Cathay Bank to terminate the lease as to two units within the leased premises on thirty (30) days’ prior written notice. In 2007, the lease was extended again for an additional one-year period to the end of January 2008. During 2007, Cathay Bank paid T.C. Realty, Inc. approximately $106,944 to lease this space. With the anticipation of moving into new corporate offices in El Monte, California, in the latter part of 2008, Cathay Bank further extended the lease at the existing monthly rent of $8,912 until the end of June 2008, and month to month thereafter.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

CODE OF ETHICS

Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions known as the Code of Ethics for Senior Financial Officers. Stockholders may request a free copy of the Code of Ethics for Senior Financial Officers by written request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. Communications addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to either the Secretary or Chairman of the Board for further review and distribution to certain or all members of the Board, if and as appropriate. Communications addressed to individual directors will be forwarded directly to the office of the named director. In the past year, the Board did not take any material action as a result of any stockholder communications that it received.

INDEPENDENT AUDITORS

KPMG LLP, independent registered public accounting firm, audited Bancorp’s financial statements for the fiscal year ended December 31, 2007. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives. In the ordinary course of its duties, the Audit Committee of the Board is in the process of considering the selection of Bancorp’s independent registered public accounting firm for the year ending December 31, 2008.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

On the written request of any stockholder of record as of March 3, 2008, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012, telephone number, (213) 625-4700, Ext. 4749.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 21, 2008

This Proxy Statement and Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials. Such materials will remain available on the website through the conclusion of the meeting of stockholders.

SOLICITATION OF PROXIES

Bancorp will pay the cost of this solicitation of proxies. In addition to use of the mail, officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and Bancorp will reimburse these persons for their reasonable expenses incurred in forwarding the materials.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office by no later than February 19, 2009, or earlier than January 20, 2009. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2009 proxy solicitation materials must (i) set forth the proposal in writing, (ii) file it with Bancorp’s Secretary on or before November 21, 2008, or if the date for the 2009 annual meeting is before March 22, 2009, or after May 21, 2009, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2009 meeting, and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

Whether or not you currently plan to attend the meeting in person, please mark your vote on the accompanying proxy card, then sign, date, and return the proxy card in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors

Michael M. Y. Chang
Secretary

March 21, 2008

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCK HOLDER MEETING TO BE HELD ON APRIL 21, 2008

Cathay General Bancorp’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2007 are also available electronically at www.cathaygeneralbancorp.com/proxy materials

CATHAY GENERAL BANCORP

Proxy for the Annual Meeting of Stockholders, April 21, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP

Dunson K. Cheng, Peter Wu, and Michael M. Y. Chang, or any of them, with full power of substitution, are hereby appointed as Proxies and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 777 North Broadway, Los Angeles, California 90012, at 5:00 p.m., local time, on April 21, 2008, and at any and all adjournments thereof.

(Continued and to be signed on other side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CATHAY GENERAL BANCORP

April 21, 2008

Please date, sign, and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9

042108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, BUT DOES NOT RECOMMEND A VOTE “FOR” OR “AGAINST” PROPOSAL 2. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Class llI Directors of Cathay General Bancorp.

FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT( See instructions below)

NOMINEES: O Patrick S. D. Lee O Ting Y. Liu O Nelson Chung

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN 2. Stockholder proposal requesting that our Board of Directors take action to declassify the terms of the Board.3. OTHER BUSINESS In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of the nominees listed in Proposal 1 as Class lIl Directors of Cathay General Bancorp and will not be voted on Proposal 2. The Board of Directors recommends a vote FOR Patrick S. D. Lee, Ting Y. Liu, and Nelson Chung as directors. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 21, 2008. Please date, sign, and return this Proxy even if you intend to be present at the Annual Meeting. This Proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK ABOVE, THEN DATE AND SIGN THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.